Exhibit 10.35

Annual Base Salaries Approved for Named Executive Officers

of Worthington Industries, Inc.

In June 2008, the Compensation Committee of the Board of Directors approved the base salaries based on the New Compensation Program, individual performance assessments and market data for the named executive officers set forth below, with the exception of Mr. Rose. The Company hired Mr. Rose on December 1, 2008 to replace John S. Christie, former Chief Financial Officer who retired from the Company at the end of July, 2008:

Name and Principal Position	Base Salary
John P. McConnell Chairman of the Board and Chief Executive Officer	$600,000
George P. Stoe President and Chief Operating Officer	$550,000
B. Andrew Rose Vice President – Chief Financial Officer	$350,000
Richard G. Welch Controller	$225,000
Mark A. Russell President – The Worthington Steel Company	$385,000
Harry A. Goussetis President – Worthington Cylinder Corporation	$307,000